Exhibit 10.1

Employment Agreement

A.	This Employment Agreement (this “Agreement”) is made effective with a starting date of October 1, 2020, by and between American Virtual Cloud Technologies, Inc. (“The Company”) of 1720 Peachtree Street, Suite 629, Atlanta, Georgia, 30309 and Xavier D. Williams (“Mr. Williams), of Southlake TX.

B.	The Company is engaged in the business of Information Technology Services. Mr. Williams will primarily perform the job duties at the following location: Home residence.

C.	The Company desires to have the services of Mr. Williams.

D.	Mr. Williams is willing to be employed by The Company.

Therefore, the parties agree as follows:

EMPLOYMENT. The Company shall employ Mr. Williams as Chief Executive Officer. Mr. Williams’ duties and responsibilities as CEO will include developing the strategic direction and implementation of plans to drive revenue & EBITDA growth.

BEST EFFORTS OF EMPLOYEE. Mr. Williams agrees to perform faithfully, industriously, and to the best of his ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of The Company. Such duties shall be provided at such place(s) as the needs, business, or opportunities of The Company may require from time to time. Mr. Williams shall devote his full business time to the rendition of such Services, subject to absences for customary vacations and for temporary illness. In addition, Mr. Williams will not engage in any other gainful occupation which requires his personal attention and/or creates a conflict of interest with job responsibilities under this Agreement without the prior approval of the Board, with the exception that Mr. Williams may personally trade in stock, bonds, securities, commodities or real estate investments for his own benefit.

INDEMNIIFICATION/D&O INSURANCE. To the maximum extent permitted by applicable law and the Company’s by-laws, the Company shall indemnify Mr. Williams for all acts and omissions by him and any action on his part while acting in such capacity, and for the losses that arise from serving at the request of the Company or subsidiary thereof as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Mr. Williams will be covered by directors and officers liability insurance on a basis no less favorable than provided to directors and officers of the Company, including ‘tail’ coverage.

COMPENSATION OF EMPLOYEE. As compensation for the services provided by Mr. Williams under this Agreement, the Company will pay Mr. Williams an annual salary of $600,000 payable in accordance with the Company’s usual payroll procedures. This salary will be reviewed annually by the board, and may be increased, but not decreased, without Mr. Williams consent during the term. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Mr. Williams shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Mr. Williams has not yet been paid, and for any commission earned in accordance with The Company’ customary procedures, if applicable. Accrued vacation will be paid in accordance with state law and The Company’ customary procedures. This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

The Company will annually award Mr. Williams an At-Risk Annual bonus (the Bonus), in an amount up to 150% of his starting base salary. Such bonus will be based on Performance factors and results agreed upon and approved by the Board of Directors. For 2020, Mr. Williams will receive a minimum cash bonus equal to 75% of his annual base salary. Bonus payout will occur on the prescribed date for bonus payouts in accordance with the Company’s usual payroll procedures. Such date is projected to occur during the month of April of each year.

The Company may award Mr. Williams the option to purchase shares of the Employers capital stock (the Stock).

Starting in 2021, with allocation beginning in 2022, Mr. Williams shall be eligible to receive an additional annual equity grant of restricted stock units if the company exceeds its annual stock price increase goal of 15% over prior year target. The company will use an interpolation formula to calculate additional grants if company stock price reaches a 15.5% increase year over year to a maximum of 30.0%. Each half percent (.5%) increase in stock value from 15.5% to 25.0% shall equate to $150,000 in restricted stock value. Each half percent increase in stock value from 25.5% to 30.0% shall equate to $200,000 in restricted stock value. Achievement of a 30% increase in stock value over prior year target would result in restricted stock units valued at $5 million awarded to Mr. Williams.

Additionally, upon approval by the Board of Directors, the Company will award Mr. Williams 500,000 Restricted Stock Units under the Company’s 2020 Equity Incentive Plan

With the acceptance of this offer, Mr. Williams shall become and remain a member of the Board of Directors of American Virtual Cloud Technologies, Inc, with all of the rights, privileges, and responsibilities of the position for the duration of his term as CEO.

EXPENSE REIMBURSEMENT. The Company will reimburse Mr. Williams for “out-of- pocket” expenses incurred in accordance with the Company’s policies in effect from time to time.

CONFIDENTIALITY. The Company recognizes that Mr. Williams has and will have information regarding the following:

-	inventions
-	products

-	product design
-	processes
-	technical matters
-	trade secrets
-	copyrights
-	customer lists
-	prices
-	costs
-	business affairs
-	future plans

and other vital information items (collectively, “Information”) which are valuable, special and unique assets of The Company. Mr. Williams agrees that he will not at any time or in any manner, either directly or indirectly, divulge, disclose, furnish, make accessible, or communicate any Information to any third party without the prior written consent of The Company. Mr. Williams will protect the Information and treat it as strictly confidential. A violation by Mr. Williams of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

This Agreement is in compliance with the Defend Trade Secrets Act and provides civil or criminal immunity to any individual for the disclosure of trade secrets: (i) made in confidence to a federal, state, or local government official, or to an attorney when the disclosure is to report suspected violations of the law; or (ii) in a complaint or other document filed in a lawsuit if made under seal.

UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Mr. Williams has disclosed (or has threatened to disclose) Information in violation of this Agreement, The Company shall be entitled to an injunction to restrain Mr. Williams from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. The Company shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages, attorneys’ fees and costs incurred while seeking to enforce this Agreement.

CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall remain in full force and effect for an 18-month period after the termination of Mr. Williams’s employment.

INTELLECTUAL PROPERTY RIGHTS. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Mr. Williams, individually or in conjunction with others, during his employment by The Company (whether during business hours or otherwise and whether on The Company’ premises or otherwise) which relate to The Company’s business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be disclosed to The Company and are and shall be the sole and exclusive property of The Company.

NON-COMPETE AGREEMENT. Mr. Williams agrees and covenants that during his employment by The Company and for a period of one year following the termination of Mr. Williams’s employment, whether such termination is voluntary or involuntary, Mr. Williams will not directly or indirectly engage in any business competitive with The Company. Directly or indirectly engaging in any competitive business includes, but is not limited to: (i) engaging in a business as owner, partner, or agent, (ii) becoming an employee, rendering advice or offering services to any third party that is engaged in such business, (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer or current Executive or Employee of The Company for the benefit of a third party that is engaged in such business. Mr. Williams agrees that this non-compete provision will not adversely affect Mr. Williams’s livelihood.

During the Employment Period, Mr. Williams will devote his full-time efforts to the business of The Company and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of his duties under this Agreement.

BENEFITS. Mr. Williams shall be entitled to standard and customary employment benefits, including holidays, Officer Liability and Indemnification Insurance, a One-time Signing Bonus of

$300,000, paid within 30 days of employment, vacation, health insurance, disability insurance and life insurance as provided by The Company policies in effect from time to time. Mr. Williams will be immediately eligible for 6+ weeks of vacation.

TERM/TERMINATION. Mr. Williams’ employment under this Agreement shall be for an unspecified term on an “at will” basis. This Agreement may be terminated by The Company with Two weeks written notice, and by Mr. Williams upon Two weeks written notice. If the Company shall so terminate this Agreement, Mr. Williams shall be entitled to compensation for One year (the “Severance Period”) of base salary, pro-rated bonus (if applicable), and benefits (including health care and life insurance as applicable) beyond the termination date of such termination, unless Mr. Williams is in violation of this Agreement. If Mr. Williams is in violation of this Agreement, The Company may terminate employment with cause without notice and with compensation to Mr. Williams only to the date of such termination. As used in this Agreement, the term “Cause” shall include, without limitation: insubordination; dishonesty; fraud; serious dereliction of duty; criminal activity; acts of moral turpitude; conviction of a felony, plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude. The compensation paid under this Agreement shall be Mr. Williams’s exclusive remedy.

The salary and fringe benefits to be paid are referred to herein as the “Termination Compensation.” Mr. Williams shall not be entitled to any Termination Compensation unless: (i) Mr. Williams complies with all surviving provisions of any non-competition agreement, non-solicitation agreement, confidentiality agreement or inventions assignment agreement that Mr. Williams signed, and (ii) Mr. Williams executes and delivers to The Company, after a notice of termination, a release in form and substance acceptable to The Company, by which Mr. Williams releases The Company from any obligations and liabilities of any type whatsoever under this Agreement, except for The Company’ obligations with respect to the Termination Compensation, and that release shall not affect Mr. Williams’s right to indemnification, if any, for actions taken within the scope of his employment. Notwithstanding anything herein, no Termination Compensation shall be paid or otherwise provided until all applicable revocation periods have fully expired, and the mutual release becomes fully and finally enforceable. The parties hereto acknowledge that the Termination Compensation to be provided is in consideration for Mr. Williams’s release.

If Mr. Williams terminates this Agreement by providing appropriate notice, the Company, at its election, may (i) require Mr. Williams to continue to perform his duties hereunder for the full notice period, or (ii) terminate Mr. Williams ’s employment at any time during such notice period, provided that any such termination shall not be deemed to be a termination without cause of Mr. Williams ’s employment by The Company. Unless otherwise provided by this Section, all compensation and benefits paid by The Company to Mr. Williams shall cease upon his last day of employment.

If during the term, and within 12 months following a Change in Control, Mr. Williams is subject to an Involuntary Termination, the Company shall pay Mr. Williams a lump sum serverance payment equal to one time his Base Salary plus one and one-half times Mr. Williams at plan bonus payout. Further, any shares of restricted stock and other equity awards granted by the Company and held by Mr. Williams scheduled to vest in the 12 months after such Involuntary Termination due to a Change in Control, shall accelerate and be fully vested as of the date of the Involuntary Termination.

TERMINATION DUE TO DEATH. Mr. Williams’ employment under this Agreement will terminate immediately upon his death and The Company shall not have any further liability or obligations to Mr. Williams’s estate, executors, heirs, assigns or any other person claiming under or through Mr. Williams’s estate, except that Mr. Williams’s estate shall receive any accrued but unpaid salary or bonuses and any life insurance benefits to be paid pursuant to Mr. Williams’ beneficiary designation.

COMPLIANCE WITH EMPLOYER’S RULES. Mr. Williams agrees to comply with all of the rules and regulations of The Company

RETURN OF PROPERTY. Upon termination of this Agreement, Mr. Williams shall deliver and return all Company and Company-related property (including keys, records, notes, data, memoranda, models, and equipment) that is in Mr. Williams’ possession or under his control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Mr. Williams.

NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer:

American Virtual Cloud Technologies, Inc. Darrell J. Mays

CEO

1720 Peachtree Street, Suite 629

Atlanta, Georgia 30309

Executive:

Xavier D. Williams

2009 E Highland Street

Southlake, TX 76092

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event The Company is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of Mr. Williams are personal and may not be assigned by The Company.

ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Georgia.

SIGNATORIES. This Agreement shall be executed on behalf of American Virtual Cloud Technologies, Inc., by Lawrence E. Mock, Jr., Chairman of the Board, and by Mr. Williams. The Agreement shall be effective as of the date first written above.

EMPLOYER:

AMERICAN VIRTUAL CLOUD TECHNOLOGIES, INC.

By:	/s/ Lawrence E. Mock, Jr.	Date:

Lawrence E. Mock, Jr.
Chairman of the Board

AGREED TO AND ACCEPTED.

EXECUTIVE:

/s/ Xavier D. Williams	Date: